ACUITY BRANDS, INC.
Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan
Restricted Stock Award Agreement
Non-Employee Directors

Grantee:	/$ParticipantName$/
Grant Type:	/$GrantType$/
Grant ID:	/$GrantID$/
Grant Date:	/$GrantDate$/
Award Amount:	/$AwardsGranted$/
Vest Schedule:	100% on the first anniversary date of the Grant Date, or, if earlier, the date of the next subsequent annual meeting of the Company’s stockholders following the Grant Date in accordance with Section 4.7 of the Plan
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Accept by Date:	/$AcceptByDate$/
WHEREAS, Acuity Brands, Inc. (the “Company”) maintains the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”) under which the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authority to grant Restricted Stock; and
WHEREAS, the Committee has determined that it is in the best interest of the Company and its stockholders to grant Restricted Stock to the Grantee identified above, subject to the terms and conditions set forth in the Plan and this Restricted Stock Award Agreement (the “Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Incorporation of the Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. The Committee has final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Grantee and Grantee’s legal representative with respect to any questions arising under the Plan or this Agreement.
2.Grant of Restricted Stock Award. The Committee, on behalf of the Company, hereby grants to Grantee, effective as of the Grant Date, Restricted Stock equal to the Award Amount set forth above, on the terms and conditions set forth in this Agreement, including the specific vesting requirements set forth above under the Vest Schedule, and as otherwise provided in the Plan. The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares of Restricted Stock are vested. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.Acceptance of Restricted Stock Award. This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of this Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the award of Restricted Stock may be cancelled.
4.Vesting of Restricted Stock Award.
(a) In General. Provided that Grantee provides continuous service to the Company as a member of its Board, subject to the other terms of this Agreement, the Restricted Stock shall vest pursuant to the Vest Schedule set forth above.
(b) Vesting Upon Termination. If a Grantee’s service with the Company terminates before the Restricted Stock vest, unless otherwise determined by the Committee, a pro-rata portion of the Award Amount will become vested and non-forfeitable, and the remainder of the Award Amount will be forfeited and automatically canceled. The pro-rata portion of the Award Amount that may vest pursuant to this Section 4(b) will be the amount equal to that number of Restricted Stock (rounded to the nearest whole number) calculated based on the ratio of (i) the number of days of service provided by Grantee during the period of service to which the Restricted Stock relate, to (ii) the total number of days in the period of service to which the Restricted Stock relate.
(c) Vesting Upon Death or Disability. Notwithstanding Sections 4(a) and 4(b) above, if prior to the date on which the Restricted Stock vest, Grantee’s service terminates by reason of Grantee’s death or Disability, the unvested Restricted Stock shall become fully vested and non-forfeitable as of the date of Grantee’s death or Disability.
(d) Vesting Upon Change in Control. Notwithstanding Sections 4(a) and 4(b) above, if in the event of a Change in Control, the Restricted Stock are not assumed, substituted, or otherwise replaced by the New Employer with substantially similar awards relating to shares that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, then the Restricted Stock shall become fully vested and non-forfeitable as of the date of the Change in Control.
5.Transfer Restrictions. The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered in any manner other than by will or the laws of descent and distribution, unless and until the Restricted Stock have vested.
6.Stockholder Rights. During the Period of Restriction in which Grantee holds the Restricted Stock, Grantee shall be entitled to vote such Restricted Stock and the Company shall credit to a non-interest bearing account on its books for Grantee any cash dividends paid with respect to such Shares of Restricted Stock while they are so held, and such dividends shall be paid to Grantee if and when Grantee’s rights vest at the end of the Period of Restriction. The Company will pay the cash dividends to Grantee as soon as practical after each Vesting Date. Any dividends credited to Grantee’s non-interest bearing account shall be forfeited in the event the Restricted Stock are forfeited.
7.Adjustments Upon Specified Events. In the event of a Share Change (as defined in the Plan), the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the Share Change, provided that any such additional Shares or additional or different Shares or securities shall remain subject to the restrictions in this Agreement.
8.Responsibility for Tax.
(a) Grantee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), is and remains Grantee’s responsibility and may exceed the amount (if any) withheld by the Company. Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant or vesting of the Restricted Stock, the subsequent sale of Shares acquired due to applicable restrictions on the Restricted Stock having lapsed and the receipt or payment of any dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result.
(b) Grantee shall have the right to make such elections under the Code as are available in connection with this award of Restricted Stock and shall deliver a copy of any such election to the Company upon or prior to the filing such election with the Internal Revenue Service (as applicable). The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for U.S. federal income tax purposes.
(c) Grantee acknowledges that Grantee will consult with his or her personal tax advisor regarding the Tax-Related Items that arise in connection with this Agreement. Grantee is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents. The Company shall not be responsible for withholding any Tax-Related Items, unless required by applicable law. If and to the extent required by applicable law, the Company may take such action as it deems appropriate to ensure that all Tax-Related Items are withheld or collected from Grantee and Grantee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company to satisfy any applicable withholding obligations with regard to all Tax-Related Items by canceling (in whole or in part) a number of Shares of Restricted Stock having a fair market value not less than the amount of the Tax-Related Items, as determined in accordance with Section 16.2 of the Plan. The Company may refuse to lift the restrictions on the Shares or otherwise deliver the Shares to an unrestricted account if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.
9.Grantee’s Representation. Grantee represents and warrants that he or she is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof.
10.Share Ownership Requirement. Grantee understands and acknowledges that Grantee is expected to adhere to Share ownership and Share retention requirements in connection with Awards granted under the Plan, including the Restricted Stock. As of the Grant Date, the Share ownership requirement is stated as a multiple of Grantee’s annual cash retainer for service on the Board and mandates that Grantee own a number of Shares with a value equal to the applicable multiple of such annual cash retainer. Grantee’s Restricted Stock count toward satisfying Grantee’s Share ownership requirement beginning at the Grant Date.

11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying Shares. Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company. By Grantee’s execution of this Agreement or acceptance by electronic means and the electronic signature of the Company’s representative, Grantee and the Company agree that this Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Agreement.
13.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.Governing Law and Venue. The grant of Restricted Stock and the provisions of this Agreement and the validity, interpretation, construction, and performance of same shall be governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions. Any and all disputes relating to, concerning, or arising from this Agreement, or relating to, concerning, or arising from the relationship between the parties evidenced by the Restricted Stock or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Waiver. Grantee acknowledges that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other Plan participant.
17.Pronouns; Including. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

18.Successors in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.
19.Integration. This Agreement encompasses the entire agreement of the parties related to the subject matter of this Agreement, and supersedes all previous understandings and agreements between them, whether oral or written. The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract, or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.
20.Interpretation. The Committee shall have the sole and absolute authority to interpret, construe and apply the terms of the Plan and this Agreement and to make any and all determinations under them. Any determination or decision by the Committee shall be final, binding, and conclusive upon Grantee, Grantee’s legal representative and the Company for all purposes.
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